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                                                                       EXHIBIT 5


                       [Letterhead of GRADY & ASSOCIATES]
                                  July 6, 2000



Board of Directors
PremierWest Bancorp
503 Airport Road
Medford, Oregon  97501

         Re:   Form S-8 Registration Statement of PremierWest Bancorp

Gentlemen:

         PremierWest Bancorp, an Oregon corporation, intends to file with the Securities and Exchange Commission under the Securities Act of 1933 a Form S-8 registration statement with respect to 734,189 shares of PremierWest Bancorp's common stock, without par value. The shares may be issued from time to time under the 1992 Combined Incentive and Non-Qualified Stock Option Plan of Bank of Southern Oregon and the United Bancorp Stock Option Plan, as amended.

         PremierWest Bancorp, Bank of Southern Oregon, United Bancorp and Douglas National Bank entered into an Agreement and Plan of Merger and Share Exchange dated as of October 7, 1999, amended as of December 14, 1999. Under the Agreement and Plan of Merger and Share Exchange, PremierWest Bancorp became the sole shareholder of Bank of Southern Oregon by a direct share exchange, United Bancorp merged into PremierWest Bancorp and Douglas National Bank merged into Bank of Southern Oregon. The merger and share exchange transactions became effective on May 8, 2000. As part of these transactions, PremierWest Bancorp assumed the obligations of United Bancorp with respect to outstanding options granted under United Bancorp's stock option plan, and PremierWest Bancorp likewise assumed the obligations of Bank of Southern Oregon with respect to outstanding options granted under its stock option plan. Options formerly representing the right to acquire United Bancorp common stock therefore became options to acquire PremierWest Bancorp common stock, with the number of shares acquirable and the exercise price(s) adjusted by the 1.971 exchange ratio employed in the merger of United Bancorp into PremierWest Bancorp. Likewise, options formerly representing the right to acquire Bank of Southern Oregon common stock became options to acquire a like number of shares of PremierWest Bancorp common stock, exercisable on the same terms and at the same price(s).

         You have requested our opinion in connection with PremierWest Bancorp's filing of the Form S-8 registration statement. We examined and relied upon originals or copies, certified or otherwise identified to our satisfaction as being true copies, of all records, agreements, certificates of officers, and other documents as we deemed necessary to render the opinions expressed in this letter. In our examination, we assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies. We assumed PremierWest Bancorp will remain in active status as an Oregon corporation at all times when shares of its common stock are issued under the terms of the 1992 Combined Incentive and Non- Qualified Stock Option Plan of Bank of Southern Oregon and under the terms of the United Bancorp Stock Option Plan, as amended.

         On the basis of and in reliance on the foregoing, we are of the opinion that the shares of PremierWest Bancorp common stock to be issued pursuant to the Bank of Southern Oregon and United Bancorp stock option plans will, when and if issued in accordance with the terms of the plans, be legally issued, fully paid and nonassessable.

         This opinion is solely for your information and is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any governmental agency or other person without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Form S-8 registration statement of PremierWest Bancorp.


                                          Sincerely,

                                          GRADY & ASSOCIATES